UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2011

LinkedIn Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35168	47-0912023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2029 Stierlin Court

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 687-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On October 25, 2011, LinkedIn Corporation (the “Company”) entered into the Sixth Amendment to Lease (the “Lease Amendment”) with Britannia Hacienda VIII LLC, a Delaware limited liability company (the “Landlord”). The Lease Amendment amends the Lease with the Landlord dated March 20, 2007, as amended, for the Company’s headquarters located at 2029 Stierlin Court, Mountain View, CA 94043 and provides for the leasing of additional buildings within the Britannia Shoreline Technology Park. In addition to the office premises the Company currently occupies, the Lease Amendment provides for the lease of an additional approximate 150,000 square feet (the “Expansion Premises”). The Lease Amendment also covers approximately 70,000 rentable square feet (the “New Building Premises”).

Pursuant to the Lease Amendment, the term of the Company’s lease with respect to the existing premises, Expansion Premises and New Building Premises will be extended by ten years (the “Extended Term”) from the date of delivery of the New Building Premises and, following the expiration of the initial term, the Company has two options to extend the term of the lease for a period of five years each.

Commencing on the Expansion Commencement Date and continuing through the Extended Term, rent for the existing premises and the Expansion Premises will be paid on a monthly basis and will increase incrementally from $803,466.75 per month to $1,173,031.14 per month through 2023. Commencing upon delivery of the New Building Premises, rent for the New Building Premises is to be paid on a monthly basis and will increase incrementally from $252,000.00 per month for the first year of the term to $343,499.22 per month for the tenth and final year of the term.

The foregoing is a summary of certain material provisions of the Lease Amendment and is qualified in its entirety by reference to the full text of the Lease Amendment, attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Sixth Amendment to Lease, dated October 25, 2011, between Britannia Hacienda VIII LLC and LinkedIn Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LinkedIn Corporation

Date: October 28, 2011	By:	/s/ Erika Rottenberg
Erika Rottenberg Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Sixth Amendment to Lease, dated October 25, 2011, between Britannia Hacienda VIII LLC and LinkedIn Corporation.